Samaritan Alzheimer’s Drug Selected for 2008 “100 Greatest Investigational Drugs” by R&D Directions Magazine

-Caprospinol Shows Promise to Delay or Halt Alzheimer’s
-In Animal Studies, Caprospinol Restores Memory, Maintains Neuronal Cell Energy Levels and Protects Against Future Neuronal Damage in Brain
-Samaritan Readying Drug for Phase I Clinical Trial

LAS VEGAS, April 15, 2008 (BUSINESSWIRE) – Alzheimer’s drug Caprospinol (SP-233), from Samaritan Pharmaceuticals, Inc., (OTCBB:SPHC) (http://www.samaritanpharma.com), a biopharmaceutical company committed to commercializing new innovative therapeutic drugs, was cited by R&D Directions’ magazine’s seventh-annual list of 100 greatest investigational drugs in development by large and small companies throughout the world. According to R&D Directions, compounds on this list distinguish themselves as “innovative, first-in-class or clearly advanced compared with those on the market.”

Six drugs for Alzheimer’s disease, some also targeting other cognitive disorders, were chosen, including candidates from Wyeth (NYSE:WYE), GlaxoSmithKline (NYSE:GSK), and AstraZeneca (NYSE:AZN).

Caprospinol (SP-233) is a novel Alzheimer’s drug candidate that has shown numerous properties to indicate it as a promising direct treatment for Alzheimer’s disease. Caprospinol clears beta-amyloid plaques from the brain and protect the brain against Beta-Amyloid induced cell death. Caprospinol binds to the Beta-Amyloid peptide, preventing its aggregation into more neurotoxic entities and entry into neurons, as well as protecting neuronal mitochondria from Beta-Amyloid induced damage, and maintaining neuronal cell energy levels.

“Unlike drugs currently used to treat Alzheimer’s that simply alleviate symptoms, Caprospinol has the potential be a viable treatment for the disease itself,” said Dr. Janet Greeson, Chief Executive Officer of Samaritan. “There are more than five million Americans who suffer with this mind robbing disease and the current market is over $4 billion a year, and expected to grow dramatically, with the aging of the baby boomers.”

About Samaritan Pharmaceuticals
“Transforming Today’s Science Into Tomorrow’s Cures...”

Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company committed to bringing innovative life-saving drugs to suffering patients. For more information, please visit Samaritan’s website: http://www.samaritanpharma.com. Please register so we can notify you of upcoming conference calls, news, and events.

Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K filed April 14, 2008. The company undertakes no duty to update forward-looking statements.

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Samaritan Pharmaceuticals, Inc.

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